Exhibit 23(h)8(4)a

       First Amendment to Expense Limitation Agreement between PESF & PVA


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                                 FIRST AMENDMENT
                          EXPENSE LIMITATION AGREEMENT

                          THE PHOENIX EDGE SERIES FUND

         This Amendment dated effective September 1, 2006 amends that certain Expense Limitation Agreement dated as of May 1, 2006 (the "Agreement") by and between The Phoenix Edge Series Fund, a Massachusetts business trust (the "Registrant"), on behalf of each series of the Registrant listed in Appendix A, as may be amended from time to time (each a "Fund" and collectively, the "Funds"), and the Advisor of each of the Funds, Phoenix Variable Advisors, Inc., a Delaware corporation (the "Advisor").

         WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of one or more Investment Advisory Agreements entered into between the Registrant and the Advisor (the "Advisory Agreement"); and

         WHEREAS, the Advisor desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

         WHEREAS, the Advisor understands and intends that the Registrant will rely on this Agreement in preparing post-effective amendments to the Registrant's registration statement on Form N-1A and in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

         NOW, THEREFORE, the parties hereto agree to substitute Section 4 as follows changing the effective date:

         4. Term, Termination and Modification. This Agreement shall become effective on the date specified herein and shall remain in effect until December 31, 2007, unless sooner terminated as provided below in this Paragraph. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Advisor provides written notice to the Fund of the termination of this Agreement, or the modification to the Expense Limit specified for a Fund in Appendix A of this Agreement, within sixty (60) days of the end of the then current term for that Fund. This Agreement may be terminated by the Registrant on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Registrant upon sixty (60) days' written notice to the Advisor. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.



THE PHOENIX EDGE SERIES FUND                PHOENIX VARIABLE ADVISORS, INC.

By:  /s/ Gina Collopy O'Connell             By:  /s/ John H. Beers
   --------------------------------            ---------------------------------
     Gina Collopy O'Connell                      John H. Beers
     Senior Vice President                       Vice President and Secretary



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                                   APPENDIX A

THE PHOENIX EDGE SERIES FUND                                TOTAL FUND OPERATING
                                                                EXPENSE LIMIT

Phoenix-S&P Dynamic Allocation Series: Moderate                     0.05%
Phoenix-S&P Dynamic Allocation Series: Moderate Growth              0.05%
Phoenix-S&P Dynamic Allocation Series: Growth                       0.05%
Phoenix-S&P Dynamic Allocation Series: Aggressive Growth            0.05%




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